Exhibit 10.97

September 24, 2024 Page 1

September 24, 2024	Via e-mail

To:

Amir Adnani Corp.

Suite 1830, 1188 West Georgia Street

Vancouver, British Columbia, Canada, V6E 4A2

Dear Amir:

Re:

Uranium Energy Corp. (the “Company”)
Change of Control Supplement with the Company

I am writing to confirm with you our most recent discussions and your concurrence that, effective on September 24, 2024 (the “Effective Date”), we have agreed to the following provisions as they, in part, update and/or add to the current terms and conditions of that certain Further Restated and Amended Services Agreement, dated for reference July 24, 2013 (the “Services Agreement”), as entered into between the Company and Amir Adnani Corp. (therein and herein the “Consultant”), in order, in part: (i) to clarify certain termination fee amounts therein; and (ii) to ensure that the previously contemplated change of control termination provisions are now adequately provided for therein (with this letter agreement being a “Supplement” to the current Services Agreement).

I confirm t hat this Supplement is being made not only to clarify certain provisions of the Services Agreement but, in addition, in recognition of the considerable time and effort that you have expended over the last 19 years in leading and guiding the Company through various stages of its development. Correspondingly, and in order to hereby formalize this Supplement, we confirm that the following provisions of the existing Services Agreement are hereby updated and provided for as follows:

The definition of “18-months Severance Fee” in section “1.1” of the Services Agreement is hereby deleted and replaced with the following definition as of the Effective Date herein:

“24-months Severance Fee” has the meaning ascribed to it in section “3.5” hereinbelow;”.

September 24, 2024 Page 2

The following definitions are hereby added to and/or revised in section “1.1” of the Services Agreement as of the Effective Date herein:

(Added)

“Change of Control” means any of:

(i)

any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any Affiliate or Subsidiary) thereafter acquires the direct or indirect “beneficial ownership” (each capitalized term as defined in the Business Corporations Act (British Columbia) (“BCA”)) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, and including, without limitation, as a result of a Take-Over Bid, an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)

the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned Subsidiary of the Company);

(iii)

the occurrence of a transaction requiring approval of the Company’s security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned Subsidiary of the Company);

(iv)	a change in the majority of the directors of the Board of Directors other than directors approved by the then current Board of Directors; or

(v)	the Board of Directors passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;”;

September 24, 2024 Page 3

(Revised)

“Good Reason” means the occurrence of any of the following without the Consultant’s written consent only if the Consultant has provided written notice of such occurrence to the Company immediately upon the occurrence of such an event and the Company has not corrected such occurrence within 30 calendar days following receipt of written notice:

(i)	a materially adverse change in the Consultant’s position, duties or responsibilities;

(ii)

any material reduction or diminution (except temporarily during any period of physical or mental incapacity or disability of Mr. Adnani) in Mr. Adnani’s titles or positions or any material reduction or diminution in Mr. Adnani’s authority, duties or responsibilities with the Company (and including any position or duties as a director of the Company or the failure to be re-elected as a director of the Company);

(iii)

a breach by the Company of any material provision of this Agreement and including, without limitation, a breach of the obligations of the Company under Articles “3” and “4” hereinbelow (other than a reduction in the Consultant’s base Fee that does not exceed an aggregate of 10% of the Consultant’s then base Fee and which reduction applies, in equal percentages, to all senior officers of the Company), or any failure to timely pay any part of the Consultant’s compensation hereunder or to provide, in the aggregate, the level of benefits contemplated herein;

(iv)

the failure by or of the Company to continue in effect any benefit, bonus, incentive, remuneration, compensation, stock ownership, stock purchase, stock option, life insurance, disability, pension or retirement plans in which either the Consultant or Mr. Adnani is participating or entitled to participate, or the Company takes, or fails to take, any action that materially adversely affects either the Consultant’s or Mr. Adnani’s participation in, or reduces their rights or benefits, under or pursuant to any such plans, or the Company fails to increase or improve the rights or benefits on a basis consistent with practices in effect prior to such failure with respect to senior officers of the Company;

(v)

the taking of any action by the Company that would materially adversely affect the Consultant’s participation in or materially reduce the benefit plans in which the Consultant is participating, except in any such case as part of a general reduction in benefits of all or substantially all of the officers of the Company that affects the Consultant in substantially the same manner as the other officers who are also affected by such reduction;

September 24, 2024 Page 4

(vi)

the Company taking any action to deprive the Consultant or Mr. Adnani with any material fringe benefit enjoyed by either of them immediately prior to such deprivation, or failing to increase or improve such material fringe benefits on a basis consistent with practices implemented with respect to senior officers of the Company;

(vii)	any requirement by the Company that the Consultant’s principal office in Canada be relocated to a location outside of a 50 kilometre radius from Vancouver, British Columbia, Canada; or

(viii)

the failure of the Company to obtain and deliver to the Consultant a written agreement, in form satisfactory to the Consultant acting reasonably, and in a timely manner, to be entered into with any successor, assignee or transferee of the Company to assume and agree to perform this Agreement.”; and

(Added)

“Take-Over Bid” means a take-over bid as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids;”.

The following paragraph (f) is added to each of sections “3.2”, “3.3” and “3.5” of the Services Agreement as of the Effective Date herein:

“(f)

in addition to the Options Extension, all other unvested long-term incentive plan stock-based compensation then granted and outstanding to the Consultant on the Effective Termination Date shall vest and be exercisable in accordance with the terms of the Option Plan.”.

Paragraph 3.5(a) of the Services Agreement is hereby deleted and replaced with the following paragraph as of the Effective Date herein:

“(a)

an additional severance cash payment equating to an aggregate of 24 months of the then monthly “Fee” (as hereinafter defined), together with two times the sum of the Consultant’s average annual Bonus during the most recent two years, payable by the Company to the Consultant on the Effective Termination Date (the “24-months Severance Fee”); and payable within 14 calendar days of the Effective Termination Date;”.

September 24, 2024 Page 5

Section 3.8 of the Services Agreement is hereby deleted and replaced with the following Section 3.9 and the following new Section 3.8 is added to the Services Agreement as of the Effective Date herein:

“3.8                  Termination for Good Reason by the Consultant for a Change of Control. Notwithstanding any other provision of this Agreement, and in lieu of and not in addition to the termination payments and benefits provided for in section “3.5” herein, if, within 12 months following a Change of Control: (i) the Consultant’s employment with the Company is terminated without Just Cause; or (ii) the Consultant terminates the Consultant’s employment for Good Reason; then the Company shall:

(a)

pay to the Consultant: (i) any accrued but unpaid Fees for Services rendered to the Effective Termination Date; and (ii) an additional 24-months Severance Fee payable by the Company to the Consultant on the Effective Termination Date; and payable within 14 calendar days of the Effective Termination Date;

(b)	subject to the Consultant’s prior compliance with the provisions of section “4.4” hereinbelow, all Outstanding Expense Reimbursements payable within 14 calendar days of the Effective Termination Date;

(c)	all Outstanding Vacation Pay payable within 14 calendar days of the Effective Termination Date;

(d)	subject to the provisions of sections “4.6” and “4.7” hereinbelow, the Options Extension commencing on the Effective Termination Date;

(e)	the Benefits Extension commencing on the Effective Termination Date; and

(f)

in addition to the Options Extension, all other unvested long-term incentive plan stock-based compensation then granted and outstanding to the Consultant on the Effective Termination Date shall vest and be exercisable in accordance with the terms of the Option Plan.

 In the event of a termination in accordance with this section, the terms of this section shall be in full satisfaction of any and all of the Consultant’s entitlements upon such termination and the Company shall have no further obligation to the Consultant; such ongoing compensation representing the Consultant’s clear and unequivocal Severance Package for the early termination for a Change of Control under this Agreement prior to the completion of the Initial Term or any Renewal Period of this Agreement.”.

September 24, 2024 Page 6

“3.9                  Effect of Termination. Terms of this Agreement relating to accounting, payments, confidentiality, accountability for damages or claims and all other matters reasonably extending beyond the terms of this Agreement and to the benefit of the Parties or for the protection of the Business interests of the Company shall survive the termination of this Agreement, and any matter of interpretation thereto shall be given a wide latitude in this regard. In addition, and without limiting the foregoing, each of sections “3.2”, “3.3”, “3.4”, “3.5”, “3.6”, “3.7”, “3.8” and “5.3” herein shall survive the termination of this Agreement.”.

It is hereby recognized and agreed that, other than for the Supplement provisions set forth herein, all other provisions of the Services Agreement remain in full force and effect as of the Effective Date and, furthermore, that the Services Agreement, together with the within Supplement, constitutes the entire agreement to date between the parties hereto and supersede every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of the Services Agreement.

We kindly ask that you now acknowledge your receipt and approval of the within Supplement to your Services Agreement by simply executing and returning to the attention of the writer via facsimile the duplicate copy of this letter which has been enclosed for that purpose at your earliest convenience hereafter. In the interim we remain, always,

Yours very truly,

/s/ Vincent Della Volpe

Vincent Della Volpe, Director and Chair of the Company’s Compensation Committee
for Uranium Energy Corp.

Receipt and approval of the within Supplement to the Services Agreement with the Company is hereby acknowledged on this 24th day of September, 2024, by:

/s/ Amir Adnani

Amir Adnani, President
for Amir Adnani Corp.